Exhibit 4.14

Equity Pledge Agreement

EQUITY PLEDGE AGREEMENT

This Equity Pledge Agreement (“this Agreement”) has been executed by and among the following parties on December 29, 2023:

(1)

Beijing Century TAL Education Technology Co., Ltd. (the “Pledgee”), a wholly foreign-owned enterprise legally registered and validly existing in accordance with the laws of the People’s Republic of China (the “PRC”), whose unified social credit identifier is 911101086742533119;

(2)

Xinxin Xiangrong Education Technology (Beijing) Co., Ltd (the “Company”), a limited liability company legally registered and validly existing in accordance with the laws of the PRC, whose unified social credit identifier is 911101083483534138; and

(3)

Beijing Keletang Technology Co., Ltd. (the “Pledgor”), a limited liability company legally registered and validly existing in accordance with the laws of the PRC, whose unified social credit identifier is 91110108MAD147F75T.

(In this Agreement, the Pledgee, the Pledgor and the Company shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.）

Recitals

(A)	Whereas, as of the date of this Agreement, the Pledgor holds 100% equity interest in the Company, equivalent to capital contribution of RMB 100,000,000.
(B)

Whereas, the Pledgee and the Company entered into an Exclusive Management Service and Business Cooperation Agreement (the “the Exclusive Management Service and Business Cooperation Agreement”) on December 29, 2023, pursuant to which the Company is obligated to pay service fees to the Pledgor for the corresponding services provided by the Pledgee.

(C)

Whereas, the Parties have entered into an Exclusive Option Agreement on December 29, 2023 (the "Exclusive Option Agreement"), pursuant to which the Pledgor and each other shareholder of the Company granted to the Pledgee an exclusive right to purchase equity interests in or assets of the Company pursuant to the terms thereof.

(D)

Whereas, the Parties have entered into an Entrustment Agreement and Power of Attorney, dated December 29, 2023 (the “Entrustment Agreement and Power of Attorney”), pursuant to which the Pledgor granted the Pledgee to exercise the shareholder's rights Pledgee as a shareholder of the Company.

Therefore, the Parties agree as follows:

Agreement

1.	Principal Agreements

The Parties acknowledge and confirm that the Principal Agreements pledged hereunder include the Exclusive Management Service and Business Cooperation Agreement, the Exclusive Option Agreement, the Entrustment Agreement and the Power of Attorney, and other agreements entered into by the Pledgor, the Company and the Pledgee from time to time.

Equity Pledge Agreement

2.	The Pledge
2.1

The Pledgor agrees to unconditionally and irrevocably pledge to the Pledgee all of the equity interest it held in the Company and the equity interests resulting from the newly-increased registered capital of the Company by the Pledgor pursuant to Article 5.3 (including any interest or dividends thereon) (the “Pledged Equity Interest”), as a security for performance by the Pledgor and the Company of all their obligations under the Principal Agreements (the “Pledge”).

3.	Scope of Security
3.1

The scope of security over the Pledged Equity Interest hereunder covers all obligations of the Pledgor and the Company under the Principal Agreements, including but not limited to the loan and interest thereon (if applicable) under the Principal Agreements, all service fees payable to the Pledgee, all other arrears, debts payable to the Pledgee (including but not limited to any amount payable to the Pledgee’s affiliates), liquidated damages (if any), damages, expenses incurred in exercising the rights of creditors and the Pledge (including but not limited to attorneys’ fee, arbitration fee, and expenses for appraisal and auction of the Pledged Equity), and any other relevant expenses. For the avoidance of doubt, the scope of the Pledge shall not be limited by the amount of the Shareholders’ capital contributions, nor shall it be limited to the amount of the secured claims which are registered with the competent Administration of Industry and Commerce or the competent market supervision authority (the “SAMR”) with which the Company is affiliated.

3.2

If the SAMR requires the clarification of the amount of the principal debt, then for the purpose of registration of the Pledge, the Parties agree that such registration shall be made as the principal amount of the debt under the Principal Agreements as RMB100 million together with any and all liabilities for breach of contract and compensation for losses thereunder. The Parties further acknowledge that, for the purpose of registration of the Pledge, the specifying of the aforesaid amount shall not detract from or restrict any and all rights and interests entitled to the Pledgee under this Agreement or the relevant Principal Agreements.

4.	Term of the Pledge
4.1

The Pledge shall be continuously effective, and shall terminate on the earlier of the following three dates: (1) the date on which all Principal Agreements have been fully performed, invalidated or terminated (whichever is later), and all outstanding secured obligations have been fully paid or paid in other applicable manner; (2) the date on which Pledgee exercises the Pledge in accordance with the terms and conditions of this Agreement for the purpose of fully realizing its rights to the secured obligations and the Equity Interest pledged thereby; or (3) the date on which Pledgor transfers all of its Equity Interest to Pledgee or its designated third party pursuant to the Exclusive Option Agreement, and no longer holds any equity interest in the Company.

4.2

During the term of the Pledge, in the event the Shareholders or the Company or its Subsidiaries fail to perform their respective obligations under the Principal Agreements, the Pledgee shall be entitled to dispose of the Equity Interest pledged hereunder.

4.3

The Pledgee shall be entitled to receive any or all dividends or other distributable benefits arising from the Equity Interest, and shall distribute or dispose of such dividends or benefits at its sole discretion.

Equity Pledge Agreement

5.	Registration
5.1

The Company shall (1) register the Pledge in the Company’s register of members on the date of this Agreement and shall provide such register of members to the Pledgee, and (2) submit an application to the SAMR for such registration as soon as possible following the execution of this Agreement, however in no event later than thirty (30) Business Days following the execution of this Agreement or other time limit agreed by the Pledgee, and obtain relevant certificate to certify the completion of such registration of the Pledge. The shareholders and the Company shall submit and complete all documents and procedures required by the PRC laws and regulations and the relevant SAMR to ensure that the registration thereof is completed as soon as possible after the submission of the Pledge to the SAMR.

5.2	Without limitation to any provision of this Agreement, during the term of the Pledge, the original register of members of the Company shall be kept by the Pledgee or its designee(s).
5.3

The Pledgor may, upon prior consent of the Pledgee, increase the capital contribution to the Company, provided, however, that any contribution to the Company by the Pledgor shall be subject to the provisions of this Agreement, and the newly increased contribution shall also be deemed as the Equity Interest. The Company shall promptly amend its share register pursuant to this Article 5, and register the change in the Pledge with the SAMR within five (5) Business Days.

6.	Representations and Warranties of the Pledgor and the Company
6.1

The Pledgor is the sole legal and beneficial owner of the Equity Interest, and no existing or potential dispute regarding the ownership of the Equity Interest exists. The Pledgor has the right to dispose of the Equity Interest or any part thereof, without any restriction from any third parties.

6.2

Except for this Agreement, the Exclusive Option Agreement, the Entrustment Agreement and the Power of Attorney, the Pledgor has not placed any security interest or other encumbrance upon the Equity Interests.

6.3	The Company is a limited liability company duly incorporated and validly existing under the PRC laws and duly registered with the competent market supervision administration authority.
6.4

The Pledgor and the Company have full knowledge of the contents of this Agreement, and their execution and performance of this Agreement are voluntary and true. Pursuant to the reasonable request of the Pledgee, the Pledgor and the Company have taken all necessary actions, obtained all internal authorizations, executed all necessary documents and executed all necessary documents and obtained the consents and approvals (if any) from government authorities and third parties to ensure the legality and validity of the Pledge under this Agreement.

6.5

The execution, delivery and performance of this Agreement will not: (i) result in any violation of any relevant PRC Laws; (ii) be inconsistent with the Company's articles of association or other constitutive documents; (iii) result in any violation of any contract or instrument to which it is a party or by which it is bound or constitute any default under any contract or instrument to which it is a party or by which it is bound; (iv) result in any violation of any condition for the grant and/or continued effectiveness of any license or permit issued to either of the Parties; or (v) result in the termination or revocation of, or imposition of additional conditions to, any license or permit issued to either of the Parties.

Equity Pledge Agreement

7.	Further Undertakings and Warranties of the Pledgor and the Company
7.1	The Pledgor and the Company hereby covenant to the Pledgee that, during the term of this Agreement:
7.1.1

The Pledgor shall not transfer, create or permit the creation of any security interest or other encumbrance on, or grant to any person the right to exercise any interest, option or other rights relating to the Equity Interest, or otherwise dispose of the Equity Interest in any manner, without the prior written consent of the Pledgee, other than for the performance of the Exclusive Option Agreement;

7.1.2

The Pledgor and the Company shall comply with all relevant laws and regulations applicable to the Pledge, and shall submit to the Pledgee any notice, order or recommendation issued or drafted by the relevant regulatory authority in respect of the Pledge within five (5) Business Days of receipt of such notice, order or recommendation, and shall comply with the same or, upon the reasonable request of the Pledgee or upon the consent of the Pledgee, claim rights or lodge complaints in respect of such matters;

7.1.3

The Pledgor and the Company shall not take, or cause or permit to be taken, any action which may disparage, jeopardize or otherwise harm the value of the Equity Interest or the hostage right of the Pledge. The Pledgor and the Company shall promptly notify the Pledgee upon receipt of any event or notice which may have an impact on the equity interest of the Pledgee or any other obligations of the Pledgor under this Agreement. The Pledgee shall not be responsible for any decrease in the value of the Equity Interest. The Pledgor and the Company shall not be entitled to any recourse or demand in any way on the Pledgee;

7.1.4

Subject to the provisions of relevant PRC laws and regulations, the Pledge hereunder is a continuing security and shall remain in full force and effect during the term of this Agreement. The Pledge hereunder shall not be affected, even if the Pledgor or the Company becomes insolvent, is liquidated, is incapacitated or undergoes changes in the organization or status of the Company or is subject to any set-off of funds between the Parties hereto, or the occurrence of any other events.

7.2

The Pledgor agrees that the rights acquired by the Pledgee with respect to the Pledge pursuant to this Agreement shall not be suspended or prejudiced by the Company, the Pledgor, any successor or representative of the Pledgor or any other person (collectively the “Relevant Personnel”) through any legal proceedings. The Pledgor hereby undertakes to the Pledgee, that it has made all proper arrangements and executed all necessary documents to ensure that the performance of this Agreement shall not be affected or hindered in the event of the Pledgor's death, incapacity, bankruptcy, divorce or any other circumstance that may affect the exercise of the equity interest by the Pledgor or his heirs, guardians, creditors, spouses or other persons who may acquire the Equity Interest or relevant rights therefor.

7.2.1

Without the prior written consent of the Pledgee, the Relevant Personnel shall not in any manner supplement, change or amend the articles of association and by-laws of the Company, nor shall they increase or decrease the registered capital of the Company, nor shall they change the structure of the registered capital of the Company in other manners;

7.2.2

Without the prior written consent of the Pledgee, after the execution of this Agreement, the Relevant Personnel shall not in any manner sell, transfer, mortgage or dispose of any assets of the Company or any of its subsidiaries or legal or beneficial interest in the business or revenues of the Company, nor shall they allow the encumbrance of any security interest in relation thereto;

Equity Pledge Agreement

7.2.3

Without the prior written consent of the Pledgee, the Relevant Personnel shall ensure that the Company shall not in any manner distribute dividends to its shareholders, make property distribution, reduce its capital, start liquidation proceedings or make any other distribution in any manner. Any distribution (including without limitation any assets distributed or any assets remaining from liquidation) shall be deemed to be a part of the Pledge; or

7.2.4

Without the prior written consent of the Pledgee, the Relevant Personnel shall not take any action which has resulted in or may result in decrease in the value of the Pledged Equity Interest or jeopardize the effectiveness of the Pledge hereunder. In the event of any obvious decrease in the value of the Equity Interest, which is enough to adversely affect the rights of the Pledgee, the Relevant Personnel shall immediately notify the Pledgee, and pursuant to the reasonable request of the Pledgee, provide other property satisfactory to the Pledgee as security therefor, and shall take any necessary actions to resolve the aforementioned event or mitigate its adverse impact.

7.3

To protect or perfect the security interest created by this Agreement on the payment of the principal amount of this Agreement, the Pledgor hereby undertakes to execute in good faith and to cause other parties in connection with the Pledge to execute all such certificates, agreements, deeds and/or undertakings as may be requested by the Pledgee. The Pledgor further undertakes to take, and to cause other parties in connection with the Pledge to take, such action as may be requested by the Pledgee for the purpose of exercising the rights and powers conferred upon the Pledgee under this Agreement, and to enter into all such documents with the Pledgee or its designee (s) regarding the ownership of the Equity Interest pledged hereunder. The Pledgor undertakes to provide the Pledgee within a reasonable time with all notices, orders and decisions regarding the Pledge as requested by the Pledgee.

7.4

The Pledgor hereby undertakes to comply with and perform all warranties, promises, agreements, representations and conditions under this Agreement. In the event of failure to perform or only partially perform the above warranties, promises, agreements, representations and conditions, the Pledgor shall indemnify the Pledgee for all losses caused thereby.

8.	Exercise of the Pledge
8.1

The following events shall constitute exercise events (each an “Exercise Event”) under this Agreement (each Exercise Event shall be deemed to be “continuing” unless any Exercise Event has been remedied or waived):

8.1.1

Any representation, warranty or statement made by the Pledgor or the Company under this Agreement or any Principal Agreement is untrue, incomplete or inaccurate in any respect; or the Pledgor or the Company breaches or fails to perform any obligation or to comply with any covenant under this Agreement or any Principal Agreement;

8.1.2	One or more of the obligations of the Pledgor or the Company under this Agreement or any Principal Agreement is deemed to be invalid or illegal;
8.1.3	The Company ceases or is dissolved, or ordered to cease business, dissolve or become bankrupt;
8.1.4

The Pledgor and/or the Company get involved in any dispute, litigation, arbitration, administrative proceedings or any other legal proceedings or governmental inquiry, action or investigation which, in the reasonable opinion of the Pledgee, has a material adverse effect on (i) the ability of the Pledgor to perform its obligations under this Agreement or any Principal Agreement, or (ii) the ability of the Company to perform its obligations under this Agreement or any Principal Agreement;

Equity Pledge Agreement

8.1.5	Any other circumstance under which the Pledged Equity Interest may be disposed of under applicable laws or regulations.
8.2

Upon the occurrence and during the continuance of an Exercise Event, the Pledgee shall be entitled to exercise, in accordance with valid PRC laws, all the rights of the secured parties (including without limitation under the Civil Code of the PRC), including without limitation:

8.2.1	Any general sale, auction or disposal of all or a part of the Pledged Equity Interest in one or more public or private exchanges whether for cash, in a credit transaction or by future delivery; or
8.2.2

Entering into an agreement with the Pledgor or designating other parties to enter into an agreement with the Pledgor for the purchase of the Pledged Equity Interest at a monetary value determined by referring to the market price of the Pledged Property.

The Pledgee shall have the right to have priority in satisfaction of the expenses specified in Article 3 of this Agreement from the proceeds of the aforesaid disposition of the Equity Interest.

8.3

The Pledge may be enforceable by the Pledgee under this Agreement without exercising any other security or rights, or adopting any other measures or procedures against the Pledgor and/or the Company or any other persons, or exercising any other default remedy firstly.

8.4

Upon request of the Pledgee, the Pledgor and the Company shall take all lawful and appropriate actions to ensure the Pledgee may exercise the Pledge. In connection with the foregoing, the Pledgor and the Company shall execute all documents and materials and take all measures and actions, as may be reasonably requested by the Pledgee.

9.	Assignment
9.1	The Company and the Pledgor shall not assign any of their respective rights and obligations under this Agreement to any third party without the prior written consent of the Pledgee.
9.2

The Company and the Pledgors hereby agree that the Pledgee may assign its rights and obligations under this Agreement at its sole discretion and only by giving written notice to the Company and the Pledgors, without the need to obtain the consent of the other Parties with respect to such assignment.

9.3

The rights and obligations under this Agreement shall be binding upon and inure to the benefit of the assigns, successors or assigns (whether such rights and obligations are assigned by merger, reorganization, succession, assignment or otherwise) of the Parties.

9.4

At any time, the Pledgee may assign any and all of its rights and obligations under the Principal Agreements to its designee (s) (which may be natural/legal persons), in which case the assigns shall have the rights and obligations of the Pledgee under this Agreement, as if it were a Party to this Agreement. When the Pledgee assigns the rights and obligations under the Principal Agreements, upon the request of the Pledgee, the Pledgor and/or the Company shall execute relevant agreements and documents concerning such assignment (including but not limited to a new Equity Interest Pledge Agreement in form and substance consistent with this Agreement with the assignee).

Equity Pledge Agreement

9.5

In case of a change in the Pledgee of this Agreement due to the aforesaid assignment, the Parties to the new pledge shall execute a new Equity Interest Pledge Agreement. The Pledgor and the Company shall assist the assignee in handling all the amendment registration procedures relating to the Pledge (if applicable).

9.6

If the Pledgor ceases to hold any equity interest in the Company, it shall automatically be deemed not to be a Party to this Agreement. In the event that any third party becomes a shareholder of the Company, the Company and all then existing shareholders of the Company shall endeavor to procure such third party to become a Pledgor of this Agreement as soon as possible by executing appropriate legal documents.

10.	Termination
10.1	Without the Pledgee's written consent, in no event shall Pledgor and/or the Company have the right to terminate this Agreement.
10.2

This Agreement shall be terminated upon the expiration of the term of the Pledge pursuant to Article 4 herein. Upon request of the Pledgor, concurrently with or after the termination of this Agreement, the Pledgee shall release the Pledge of the Pledged Equity Interest hereunder and cooperate with Pledgors to deregister the Pledge of the Pledged Equity Interest from the register of members of the Company and the deregistration of the Pledge with the relevant SAMR as soon as reasonably practicable.

11.	Confidentiality

The Parties acknowledge that any oral or written information exchanged in connection with this Agreement among the Parties is Confidential Information. Each Party shall treat as confidential all such information, and shall not disclose any relevant information to any third parties without obtaining the written consent of the other Parties, except for the information that: (a) is or will be in the public domain (other than as a result of public disclosure made by the receiving Party); (b) is required to be disclosed in accordance with the requirements of any applicable law, regulation or stock exchange; or (c) is required to be disclosed by any Party to its legal counsel or financial advisor in connection with the transactions contemplated hereunder, provided that such legal counsel or financial advisor shall be bound by confidentiality obligations similar to those set forth in this Section. If any employee or agency engaged by any Party discloses any Confidential Information, such Party shall be deemed to have disclosed such Confidential Information and shall be liable for breach of contract. The provisions of this article shall survive the termination of this Agreement due to any reason.

12.	Liability for Breach
12.1

If a Party fails to perform any of its obligations under this Agreement, or any of its representations or warranties under this Agreement is materially untrue or inaccurate, such Party shall be deemed to have breached this Agreement and shall compensate the other Parties for the actual economic losses in full amount. This Article 12 shall not prejudice any other rights of the Pledgee herein.

12.2	This Article shall survive changes to, and rescission or termination of, this Agreement.
13.	Entire Agreement and Amendment to Agreement
13.1

This Agreement and all agreements and/or documents specifically referred to or incorporated herein shall constitute the entire agreement with respect to the subject matter of this Agreement, and shall supersede all previous oral agreements, contracts, understandings and communications reached by the Parties in respect of the subject matter of this Agreement.

Equity Pledge Agreement

13.2

Any amendment to this Agreement shall be made in writing, and shall only become effective upon the signature of the Parties hereto. The amendment agreement or the supplementary agreement duly executed by the Parties shall constitute an integral part of this Agreement and shall have the same legal validity as this Agreement.

14.	Governing Law and Resolution of Dispute
14.1	The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the PRC.
14.2

Any dispute arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then-current arbitration rules at the time of application for arbitration. The arbitration award shall be final and binding on all parties. The place of arbitration shall be Beijing. Except for the part under arbitration, the other parts of this Agreement shall remain in effect. The validity of this clause shall not be affected by any change, termination, or rescission of this Agreement.

15.	Effective Date and Term
15.1	This Agreement shall be executed and become effective on the date first written above.
15.2	This Agreement shall remain effective during the term of the Pledge.
16.	Notices
16.1

Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in English or Chinese and may be delivered personally or sent by registered mail, postage prepaid mail or recognized courier service or by facsimile transmission to the addresses for the receipt as may from time to time be designated by the relevant Party. The dates on which notices shall be deemed to have been actually received shall be determined as follows: (a) any notice given by personal delivery shall be deemed actually delivered on the date of personal delivery; (b) any notice given by mail shall be deemed actually delivered tenth (10th) days after the date on which the air registered mail, postage prepaid (as shown on the postmark), or four (4th) days after the delivery to the courier service; and (c) any notice given by facsimile transmission shall be deemed actually delivered at the time of receipt as shown on the transmission confirmation slip of the relevant document.

16.2	For the purpose of notices, the address of the Parties are as follows:

The Pledgee

Address:    701-1, B, Building 1, 10, West Xiaoying Road, Haidian District, Beijing (北京市海淀区小营西路10号院1号楼B座7层701室1号)

Tel:  010-52926669-8820

The Pledgor:

Address:    1213, 11F, Block 1, 6, Danleng Street, Haidian District, Beijing (北京市海淀区丹棱街6号1幢11层1213)

Tel:    18811308993

The Company:

Address:    501, B, Building 1, 10, West Xiaoying Road, Haidian District, Beijing (北京市海淀区小营西路10号院1号楼B座501)

Tel:    010-52926669-8820

Equity Pledge Agreement

16.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.
17.	Severability

In the event that any of the provisions of this Agreement are held to be invalid or unenforceable due to inconsistency with applicable law, such provision shall be deemed invalid or unenforceable only to the extent of such inconsistency with applicable law, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. The Parties shall endeavor, through good faith negotiations, to replace such invalid, illegal, or unenforceable provisions with provisions that are valid, legal, and enforceable to the fullest extent permitted by law and consistent with the Parties’ intentions, and the economic effects of such valid provisions shall be as similar as possible to the economic effects of the invalid, illegal, or unenforceable provisions.

18.	Version

This Agreement is executed by the Parties in five originals, with each Party holding one original. All the originals shall have the same legal effect. This Agreement may be executed in one or more counterparts.

[The remaining shall be signature page]

Equity Pledge Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

Beijing Century TAL Education Technology Co., Ltd.

Seal:

Xinxin Xiangrong Education Technology (Beijing) Co., Ltd

Seal:

Beijing Keletang Technology Co., Ltd.

Seal:

Equity Pledge Agreement

Register of Members of Xinxin Xiangrong Education Technology (Beijing) Co., Ltd

（Dated December 29, 2023. The register capital of the company is RMB 100 Million）

No.	Name of Shareholder	ID Card No./Unified Social Credit Identifier	Address	Capital Contribution Amount（Equity Proportion）	Type of Capital Contribution	Statues of the Pledge The Pledgee
001	北京可乐堂科技有限公司	91110108MAD147F75T	北京市海淀区丹棱街6号1幢11层1213 Room 1213, 11/F, Building 1, 6 Danleng Street, Haidian District, Beijing	RMB 100 million (100%)	Currency	Pledged to Beijing Century TAL Education Technology Co., Ltd.

Xinxin Xiangrong Education Technology (Beijing) Co., Ltd
(Seal)